Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE ANNOUNCES APPOINTMENT OF
DAVID J. ANDERSON TO ITS BOARD OF DIRECTORS

WELLINGTON, FL, June 10, 2014 – B/E Aerospace (Nasdaq: BEAV) the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services, announced today the appointment of David J. Anderson to its Board of Directors.

Mr. Anderson recently retired from Honeywell International Inc. where he was the Senior Vice President and Chief Financial Officer from 2003 until his retirement in April 2014.   While at Honeywell Mr. Anderson was a member of the senior leadership team where he was responsible for the company’s Corporate Finance activities including tax, accounting, treasury, audit, investment, financial planning, acquisitions and real estate.  Mr. Anderson was integral to the reshaping of Honeywell’s portfolio including supporting nearly $10 billion of acquisitions in higher growth, global markets.  Prior to joining Honeywell, Mr. Anderson had senior financial roles at ITT Industries, Inc., Newport News Shipbuilding and RJR Nabisco Holding Corporation.  Mr. Anderson has more than 35 years of extensive financial experience.  Mr. Anderson is a graduate of Indiana University and received an MBA from the University of Chicago’s Booth School of Business.

Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace commented, “I am very pleased to welcome Dave as a member of our Board of Directors.  Not only does Dave have a strong financial background and extensive experience working with public companies, he also has a deep understanding of the aerospace industry.  As such, Dave possesses the knowledge, commitment and determination to contribute significantly to many facets of our business.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this release are made only as of the date of this release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.
B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services. B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems. The Company also provides cabin interior reconfiguration, program management and certification services. The Company provides aerospace fasteners, consumables and logistics services as well as oilfield services and associated rental equipment. B/E Aerospace sells and supports its products through its own global direct sales and product support organization. For more information, visit the B/E Aerospace website at www.beaerospace.com.

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